UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 15, 2007 (May 10, 2007)

Psychiatric Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20488	23-2491707
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067
(Address of Principal Executive Offices)
(615) 312-5700
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On May 10, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Psychiatric Solutions, Inc. (the “Company”) approved a new employment agreement (the “Employment Agreement”) for Joey A. Jacobs, the Company’s Chairman, President and Chief Executive Officer. The Employment Agreement supersedes Mr. Jacobs’ prior employment agreement with the Company.
     Unless sooner terminated, the Employment Agreement expires on December 31, 2008, but is subject to automatic annual renewals absent prior notice from either party of the intent not to renew the Employment Agreement. Mr. Jacobs’ base salary, cash bonuses and incentive compensation are subject to adjustment from time to time at the discretion of the Compensation Committee.
     If the Company terminates Mr. Jacobs’ employment “without cause” or if Mr. Jacobs resigns as a result of a “constructive discharge,” as those terms are defined in the Employment Agreement: (a) Mr. Jacobs will receive a lump sum severance payment equal to two times the sum of (i) his base salary on the date of termination and (ii) the most recent annual bonus paid to Mr. Jacobs during the immediately previous 12-month period; (b) Mr. Jacobs will receive any earned but unpaid base salary, which shall be paid in accordance with the normal payroll practices of the Company; (c) Mr. Jacobs will receive bonus compensation payable on a prorated basis for the year of termination, which shall be paid at the same time the Company’s executive officers receive their bonuses for the year in which the termination occurred; (d) to the extent that Mr. Jacobs is eligible for and has elected continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall waive all premiums for elected continuation coverage during such COBRA period but not to exceed 18 months; (e) to the extent that Mr. Jacobs is covered by an individual health policy, the Company shall pay all reasonable premiums under such policy for 24 months following the termination date; and (f) all shares of restricted stock and unvested stock options held by Mr. Jacobs and scheduled to vest during the succeeding 24-month period will immediately vest and any such options will remain exercisable for 12 months (3 months in the case of incentive stock options) from the date of termination. Termination, whether voluntary or involuntary, of Mr. Jacobs’ employment within 12 months following a “change in control” (as defined in the Employment Agreement) shall be treated as a termination without cause.
     If Mr. Jacobs’ employment terminates as a result of his disability or death, Mr. Jacobs or his beneficiaries will be entitled to receive any earned but unpaid base salary, which shall be paid in accordance with the normal payroll practices of the Company. In addition, Mr. Jacobs or his beneficiaries will also receive any bonus compensation, which is payable on a prorated basis for the year of termination, and which shall be paid at the same time the Company’s executive officers receive their bonuses for the year in which the termination occurred. Finally, all shares of restricted stock and unvested stock options held by Mr. Jacobs will immediately vest upon his death or termination for disability.
     If Mr. Jacobs’ employment is terminated for cause (as defined in the Employment Agreement), any earned but unpaid base salary shall be paid in accordance with the normal payroll practices of the Company. No other payments will be made or benefits provided by the Company.
     If the payment of severance benefits would result in Mr. Jacobs being subject to excise tax under Section 4999 of the Internal Revenue Code, the Company will make a gross up payment to, or on behalf of, Mr. Jacobs to mitigate such taxes.
     The Employment Agreement provides that Mr. Jacobs, during the period of his employment and for a 12-month period thereafter, will not, among other things, compete with the Company or solicit its customers, suppliers or employees, except in the event of a termination without cause.
     The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

10	Employment Agreement, dated May 10, 2007, between Joey A. Jacobs and Psychiatric Solutions, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.
Date: May 15, 2007	By:	/s/ Christopher L. Howard
Christopher L. Howard
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
10	Employment Agreement, dated May 10, 2007, between Joey A. Jacobs and Psychiatric Solutions, Inc.